Fuel Systems Solutions Reports First Quarter 2012 Results

First Quarter Revenue of $97.4 Million Loss per Share of $0.06

NEW YORK, N.Y., May 3, 2012 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2012.

Mariano Costamagna, Fuel Systems’ CEO, said, “Our first quarter revenue growth of 7% to $97.4 million versus last year and a gross margin of 23% reflect higher aftermarket volumes and continued solid performance in our industrial business. Operating margin was limited, as expected, as we make the near-term investments required to execute our long-term OEM-driven growth strategy, particularly the first CARB-certified OEM bi-fuel pickup trucks for the US market, scheduled for later in the year. Outside the US, our OEM transportation business in India, China and Venezuela remains stable and we expect Thailand to strengthen in the second half of 2012. We remain focused on applying our core technologies and expertise across our 5 key global markets – passengers, transportation, CNG and LPG infrastructure, commercial vehicles, industrial mobile and stationary markets, and auxiliary power units (APU) – to expand our leading industry position worldwide. Our global platform positions the Company to meet the growing demand in the markets we are pursuing.”

First Quarter 2012 Financial Results

Revenue for the first quarter of 2012 was $97.4 million compared to $90.8 million in the first quarter of 2011. The revenue increase is primarily attributable to continued strength in the international aftermarkets, as well as the industrial and APU markets, and growth in compressor volumes, partially offset by a decrease in the US automotive market. Foreign exchange negatively impacted revenues by $2.9 million in the first quarter.

Gross profit for the first quarter of 2012 was $22.6 million, or 23% of revenue, compared to $21.6 million, or 24% of revenue in the first quarter of 2011, primarily reflecting the increased volumes described above, and increased product costs as the business mix has changed. Operating income for the first quarter of 2012 totaled $1.0 million, or 1% of revenue, compared to an operating income of $3.0 million, or 3% of revenue, in the first quarter of 2011, reflecting greater R&D and SG&A expenses than last year’s quarter as the Company continues to invest in new technologies.

Net loss for the first quarter of 2012 was $1.2 million, or a loss of $0.06 per diluted share, compared to net income of $0.4 million, or EPS of $0.02 per diluted share, in the first quarter of 2011.

On a segment basis, first quarter 2012 revenues from BRC Operations increased 5% to $61.7 million, compared to $58.5 million from the same quarter a year ago, and revenues from IMPCO Operations increased 9% to $37.6 million compared to $34.3 million the same quarter a year ago. BRC first quarter 2012 operating income was $2.6 million compared to $3.2 million in the same period a year ago, reflecting the increasing mix of aftermarket volumes and an increase in operating expenses. IMPCO first quarter 2012 operating income was $0.6 million compared to operating income of $1.1 million in the same period a year ago, which reflects increased investments in the US automotive market. A table presenting operating segment data can be found in the tables below.

Company Outlook

The Company continues to expect growth in European aftermarket products, in particular in Italy, Poland and Turkey. The price differential of alternative fuels compared to traditional fuels is expected to continue to act as a very strong catalyst, in particular in the European region. Revenue contributions are expected from OEM programs planned to begin to roll out in the second half of the year in Asian countries such as Thailand, China and India, as well as in certain Latin American automotive markets. Modest gross and operating margin expansion continues to be expected from changes in revenue mix and some operating leverage through cost control. Visibility with respect to the still-developing alternative fuel US automotive market will remain low until later in the year when scheduled models launch, with the bulk of revenue and margin contribution expected to be delivered in the second half of 2012. The Company expects to review and update its guidance with the release of its second quarter results.

Conference Call

The Company will host a conference call today, May 3rd at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its first quarter 2012 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 71201347. The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on May 7th by dialing 855-859-2056 or 404-537-3406 and entering pass code 71201347. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2012, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, our ability to integrate recently acquired businesses and to realize the expected synergies; the unpredictable nature of the developing alternative fuel US automotive market; economic uncertainties caused by political instability in certain of the local markets we do business in; the potential growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; unanticipated investigations and litigations; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2011. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors and recently established a U.S. Automotive division. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc. (646) 502-7170

Investor Relations Contacts: LHA Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	March 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$62,944	$96,740
Short-term investments	12,083	—
Accounts receivable, less allowance for doubtful accounts of $2,845 and $2,665 at March
31, 2012 and December 31, 2011, respectively	75,563	62,551
Inventories	111,347	103,382
Deferred tax assets, net	6,792	6,512
Other current assets	16,184	19,125
Related party receivables	9,952	10,975

Total current assets	294,865	299,285
Equipment and leasehold improvements, net	60,939	59,051
Goodwill, net	60,076	58,968
Deferred tax assets, net	340	363
Intangible assets, net	29,994	29,422
Other assets	1,984	2,071
Related party receivables	866	842

Total Assets	$449,064	$450,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$49,879	$54,816
Accrued expenses	36,340	36,230
Income taxes payable	1,947	2,517
Current portion of term loans and debt	5,180	6,367
Deferred tax liabilities, net	175	82
Related party payables	4,102	4,680

Total current liabilities	97,623	104,692
Term and other loans	3,807	3,698
Other liabilities	9,770	7,885
Deferred tax liabilities, net	3,549	3,905

Total Liabilities	114,749	120,180

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding
at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,091,622 issued and
20,015,967 outstanding at March 31, 2012; and 20,089,591 issued and 20,014,065
outstanding at December 31, 2011	20	20
Additional paid-in capital	318,944	318,632
Shares held in treasury, 16,184 and 16,055 shares at March 31, 2012 and December 31,
2011, respectively	(516)	(523)
Retained Earnings	14,155	15,357
Accumulated other comprehensive income (loss)	1,712	(3,664)

Total Equity	334,315	329,822

Total Liabilities and Equity	$449,064	$450,002

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	March 31,

	2012	2011

Revenue	$97,390	$90,818
Cost of revenue	74,828	69,192

Gross profit	22,562	21,626
Operating expenses:
Research and development expense	6,900	6,387
Selling, general and administrative expense	14,620	12,255

Total operating expenses	21,520	18,642

Operating income	1,042	2,984
Other expense, net	(207)	(411)
Interest income, net	80	188

Income from operations before income taxes and
non-controlling interest	915	2,761
Income tax expense	(2,117)	(2,337)

Net (loss) income	(1,202)	424
Less: Net income attributable to non-controlling
interests	—	(50)

Net (loss) income attributable to Fuel Systems
Solutions, Inc.	$(1,202)	$374

Net (loss) income per share attributable to Fuel
Systems Solutions, Inc.:
Basic	$(0.06)	$0.02

Diluted	$(0.06)	$0.02

Number of shares used in per share calculation:
Basic	20,014,318	19,921,334

Diluted	20,014,318	20,066,547

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended
	March 31,

	2012	2011

Net (loss) income	$(1,202)	$424
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and other amortization	2,588	2,583
Amortization of intangibles arising from acquisitions	1,955	1,750
Provision for doubtful accounts	236	259
Write down of inventory	40	599
Unrealized (gain) loss on foreign exchange transactions, net	(95)	444
Compensation expense related to stock option and restricted stock grants	301	315
Loss on disposal of equipment and leasehold improvements	294	11
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(10,252)	(9,827)
Increase in inventories	(4,021)	(1,909)
Decrease in other current assets	208	2,889
Decrease in other assets	83	33
Decrease in accounts payable	(4,420)	(5,104)
(Decrease) increase in income taxes payable	(599)	599
Increase (decrease) in accrued expenses	2,166	(113)
Receivables from/payables to related party, net	395	(1,444)
(Decrease) increase in deferred income taxes, net	(379)	282
(Decrease) increase in long-term liabilities	(260)	157

Net cash used in operating activities	(12,962)	(8,052)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,811)	(2,994)
Purchase of short-term investments	(11,930)	—
Acquisitions	(5,017)	—
Other	37	21

Net cash used in investing activities	(20,721)	(2,973)

Cash flows from financing activities:
(Decrease) increase in callable revolving lines of credit, net	(1,121)	807
Payments on term and other loans and capital lease obligations	(39)	(231)
Increase in treasury shares due to employee tax withholding	(3)	(5)
Proceeds from exercise of stock options	11	—
Proceeds of common shares held in trust, net	10	—

Net cash (used in) provided by financing activities	(1,142)	571

Decrease in cash and cash equivalents	(34,825)	(10,454)
Effect of exchange rate changes on cash	1,029	3,647

Net decrease in cash and cash equivalents	(33,796)	(6,807)
Cash and cash equivalents at beginning of period	96,740	124,775

Cash and cash equivalents at end of period	$62,944	$117,968

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended
	March 31,

	2012	2011 (2)

Revenue:
IMPCO Operations	$37,584	$34,348
BRC Operations	61,653	58,485
Intersegment Eliminations	(1,847)	(2,015)

Total	$97,390	$90,818

	Three Months Ended
	March 31,

	2012	2011 (2)

Operating Income (Loss):
IMPCO Operations	$617	$1,147
BRC Operations	2,645	3,160
Corporate Expenses (1)	(2,220)	(1,323)

Total	$1,042	$2,984

(1)	Represents corporate expense not allocated to either of the business segments.

(2)	Certain amounts have been reclassified to conform to current year presentation.